Exhibit 10.10

SETTLEMENT AGREEMENT

This Settlement Agreement ("Agreement") has been entered into on May 15th, 2015 by and among, EZJR, Inc., a Nevada corporation (the "Company"), Edward Zimbardi, Brenda Zimbardi and AdMaxOffers.com LLC, a Georgia Limited Liability Company ("AdMaxOffers"). The foregoing are sometimes referred to collectively as the "Parties" and individually as a "Party."

RECITALS

OW Realty and Leading Edge Financial are a wholly owned subsidiaries of EZJR, Inc. OW Marketing is a subsidiary of OW Realty. OWR, LEF and OWM have their own assets and liabilities. EZJR, Inc. desires to streamline and structure its operations, in order to build its business and make the Company attractive for a possible secondary offering in the future. In order to enhance both company and shareholder value, management has agreed to enter into this Settlement Agreement, whereby the Company will re-structure its organization. The Parties agree to settle any claims in accordance with the terms and conditions detailed herein.

AGREEMENT

NOW THEREFORE, in consideration of the mutual covenants, agreements and releases contained in this Agreement, the Parties agree as follows:

I. NO ADMISSIONS

Each Party understands, acknowledges and agrees that the negotiation, execution, and performance of this Agreement shall not constitute, or be construed as, an admission of any liability or wrongdoing on the part of any Party.

II. SETTLEMENT

In order to settle this matter, the Parties agree to the following:

1. EZJR divests itself of OWR, LEF and OWM, effectively immediately. All stock in OWR and LEF hereby transferred to AdMaxOffers in exchange for 650,000 shares of restricted common stock in EZJR. In doing so, the assets and obligations of OWR, LEF and OWM are no longer the assets nor liabilities of EZJR. However, EZJR agrees to assume the following liabilities of OWM and LEF: 1) estimated unpaid payroll taxes of $6,675 plus estimated late fees of $1,033; 2) remaining Administrative fees and other fees owed under an Assurance of Voluntary Compliance pursuant to the Fair Business Practice Act with the State of Georgia of approximately $10,000; 3) refund of $1,500 due California customer; and 4) and the $25,000 Note plus interest owed to Rick Jesky. Additionally, the Company agrees to reimburse Edward Zimbardi and Brenda Zimbardi up to $10,000 for legal fees they may incur to defend against lawsuits related to any lawful actions that they took on behalf of the Company as an officer of the Company or any of its subsidiaries at the time. In turn, OWM will assume any compensation owed to both Adam Alred and Ed Zimbardi for work performed as officers of EZJR. EZJR will retire and cancel the 650,000 common shares.

2. Ed Zimbardi agrees that any amounts for payroll owed to him are the responsibility of OWR and OWM.

3. Ed Zimbardi will resign as CEO and from the Board of Directors of EZJR.

4. Ed and Brenda Zimbardi agree to help and cooperate with the management of EZJR, and to help and cooperate with the Company's independent auditor to complete the financials of the Company in a timely manner. This includes but not limited to execute and deliver all papers, documents and instruments as may be necessary to complete the Company's financials.

5. This is considered an arm's length transaction. The Parties are working as independent contractors to each other.

In consideration of to the above actions, EZJR will release and forever discharge the Parties, from any and all past, present or future claims, demands, obligations, actions, causes of action, rights, damages, costs, loss of services, expenses and compensation which the Parties now has, or which may hereafter accrue or otherwise be acquired by the Parties on account of, or in any way growing out any dispute.

In consideration of to the above actions, the Parties will release and forever discharge EZJR, from any and all past, present or future claims, demands, obligations, actions, causes of action, rights, damages, costs, loss of services, expenses and compensation which the EZJR now has, or which may hereafter accrue or otherwise be acquired by EZJR on account of, or in any way growing out any dispute.

III. COSTS AND FEES

Each Party agrees to bear and pay such Party's own costs, attorneys' fees, and consultants’ and experts’ fees, if any, incurred in connection with this Agreement, and the negotiation of this Agreement and all claims released in this Agreement.

IV. INDEMNIFICATION

This Settlement Agreement shall provide that both Parties shall mutually indemnify, defend and hold harmless each other, including by not limited, to its officers, directors, heirs, executors, administrators, personal representatives, successors and assigns from and against any and all costs, expenses, losses, damages and liabilities suffered by either party to the extent they result from any breach of or inaccuracy of any representation or warranty of either party contained in this Settlement Agreement.

V. INTERPRETATION, CONSTRUCTION, SEVERABILITY,

THIRD PARTY RIGHTS AND WAIVER

A. No Prejudice. Nothing in this Agreement is intended to waive or prejudice any claims or defenses of any Party in any subsequent litigation between the Parties, except as provided herein, and may not be used as evidence for or against either Party except in the case of an action or proceeding relating to:

1. The specific enforcement of its provisions, including any action relating to breach of the Agreement or pursuant to Section V

B. Interpretation, construction and severability. If any provision of this Agreement requires interpretation or construction, the Parties agree that this Agreement will be interpreted or construed without any presumption that the provisions of this Agreement are to be strictly construed against the Party which itself, or through its agents, prepared the Agreement; it being agreed that the Parties and their respective counsel, if any, and other agents have fully and equally participated in the preparation, negotiation, review and approval of all provisions of this Agreement. If any provision in this Agreement is held to be invalid or unenforceable on any occasion or in any circumstance, such holding shall not be deemed to render the Agreement invalid or unenforceable, and to that extent the provisions of this Agreement are severable; provided, however, that this provision shall not preclude a court of competent jurisdiction from refusing to sever any provision if severance would be inequitable to one or more of the Parties.

C. Third-Party Rights Not Created. Nothing in this Agreement is intended to create any substantive, procedural or other rights in or benefits for any person not a party to this Agreement. This includes any right to sue for enforcement based upon any claim as a third-party beneficiary.

D. No Waiver. This Agreement does not waive any applicable statutory or administrative prerequisites to challenging any agency final decision.

VI. GOVERNING LAW, DISPUTE RESOLUTION

The Parties agree that this Agreement will be construed and enforced in accordance with the laws of the United States and the State of Nevada. If any dispute arises between the Parties arising out of, or relating to this Agreement or the interpretation or enforcement thereof, or a dispute dealing with the enforcement or implementation of this Agreement ("Dispute"), the Parties agree that they will first attempt to resolve the Dispute through direct negotiations. If such efforts to resolve the Dispute through negotiations fail, the Parties agree to mediate the Dispute with the Parties sharing the mediation costs equally. The Parties will jointly select a mediator. If a Party refuses to participate or the mediation does not produce a prompt resolution, the Dispute will be resolved in the Nevada court system.

VII. EXECUTION

A. Counterparts. This Agreement may be executed in two or more counterparts, all of which shall, upon execution and delivery of identical counterparts by all Parties, comprise a single agreement. The Parties will accept facsimile signatures as original signatures. Each Party will promptly provide the other Parties with original signatures after execution.

B. When Binding. The Parties recognize that decisions whether to execute this Agreement are made individually by the Parties. As a result, this Agreement will be binding on the Parties when signed by all of their representatives as delineated below.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

EZJR, Inc.,

/s/ Barry Hall

Barry Hall

Executive Chairman and CFO

AdMaxOffers.com LLC

/s/ Brenda Zimbardi

Brenda Zimbardi, Managing Member

/s/ Edward Zimbardi

Edward Zimbardi

/s/ Brenda Zimbardi

Brenda Zimbardi